Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ensco plc:

We consent to the use of our reports dated  February 26, 2014, except for Notes 1, 2, 10, 11, 13, 14, 15, 16, and 17, as to which the date is September 22, 2014, with respect to the consolidated balance sheets of Ensco plc and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Houston, Texas
January 15, 2015